EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Registration Statement of Texas Rare Earth Resources Corp., on Form S-1/A (Pre-Effective Amendment No. 1) to be filed with the Commission on or about September 30, 2014, of our Report of Independent Registered Public Accounting Firm dated November 25, 2013, relating to the financial statements of Texas Rare Earth Resources Corp. for the years ended August 31, 2013 and 2012.  We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/ LBB & Associates Ltd., LLP
Houston, Texas
September 30, 2014